(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

eMerge Interactive Inc.

(Name of Registrant as specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: $0

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

Notice of Annual Meeting of Stockholders

to be held May 20, 2004

To Our Stockholders:

The Annual Meeting of Stockholders of eMerge Interactive, Inc. will be held on Thursday, May 20, 2004, at 10:00 a.m., Eastern Daylight Savings Time, at Disney’s Conference Facilities, 9250 Island Grove Terrace, Vero Beach, FL. At the meeting, we will:

•	elect eight (8) directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

•	act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of class A common stock at the close of business on March 22, 2004, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices for 10 business days prior to the meeting. This proxy statement and accompanying form of proxy are being mailed on or about April 26, 2004.

A COPY OF eMERGE’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 IS ENCLOSED WITH THIS NOTICE.

You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account. A form of proxy for each account must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

The address of our principal office is 10305 102nd Terrace, Sebastian, Florida 32958, and our phone number is (772) 581-9700

By Order of the Board of Directors

Juris Pagrabs

Secretary

Sebastian, Florida

April 26, 2004

YOUR VOTE IS IMPORTANT.

The attached proxy statement should be read carefully. You are urged to sign, date and mail the enclosed proxy in the enclosed postage paid envelope. No additional postage is required if mailed in the United States. You may revoke your proxy at any time before it is voted by giving written notice to our Corporate Secretary, by attending the Annual Meeting and voting in person or by submitting a proxy dated a later date.

QUESTIONS AND ANSWERS

Q:	WHY DID YOU SEND ME THIS PROXY STATEMENT?

A:	We sent this proxy statement and the enclosed proxy card because eMerge’s Board of Directors is soliciting your proxy to vote your shares at eMerge’s 2004 Annual Meeting of Stockholders. This proxy statement is designed to assist you in voting and summarizes the information that we are required to provide to you under the rules of the Securities and Exchange Commission.

Q:	WHEN IS THE ANNUAL MEETING AND WHERE WILL IT BE HELD?

A:	The Annual Meeting will be held on Thursday, May 20, 2004, at 10:00 a.m. at Disney’s Conference Facilities, 9250 Island Grove Terrace, Vero Beach, FL.

Q:	WHAT MAY I VOTE ON?

A:	You may vote on the election of eight directors to hold office until the next Annual Meeting of Stockholders.

Q:	HOW DOES EMERGE’S BOARD OF DIRECTORS RECOMMEND I VOTE?

A:	eMerge’s Board of Directors recommends a vote FOR the election of each listed director.

Q:	WHO IS ENTITLED TO VOTE?

A:	Only those who owned eMerge class A common stock at the close of business on the record date, which was March 22, 2004, are entitled to vote at the Annual Meeting.

Q:	HOW DO I VOTE AND HOW CAN I REVOKE MY PROXY?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the listed directors. You have the right to revoke your proxy at any time before the meeting by:

•	notifying eMerge’s Corporate Secretary;

•	voting in person; or

•	returning a later-dated proxy card.

Q:	HOW MANY SHARES CAN VOTE?

A:	As of the record date, 44,229,619 shares of eMerge’s class A common stock were outstanding. Each eMerge stockholder with class A common stock is entitled to one vote for each share held on the record date.

Q:	WHAT IS A “QUORUM”?

A:	A “quorum” is a majority of the outstanding shares of eMerge’s common stock. The shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and the affirmative vote of the holders of a plurality of the shares of common stock voting at the meeting is required for the election of each director. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Abstentions and withholding the authority to vote for a candidate will have no effect in the case of the election of directors, other than reducing the number of votes a candidate receives. Broker “non-votes” (proxies received from brokers or other nominees indicating that they have not received voting instructions from the beneficial owner on the matter for which the brokers or nominees do not have discretionary authority) will be treated as shares present, but not voting, which will also have the effect of only reducing the number of votes a candidate receives.

Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposal described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to David C. Warren, eMerge’s President and Chief Executive Officer and Juris Pagrabs, eMerge’s Executive Vice President, Chief Financial Officer and Secretary, or either of them, to vote on such matters at their discretion.

Q:	WHO WILL PAY FOR THIS PROXY SOLICITATION?

A:	eMerge will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation materials, our employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

PROPOSALS YOU MAY VOTE ON

PROPOSAL 1. ELECTION OF DIRECTORS

At the Annual Meeting, you and the other stockholders will elect eight individuals to serve as directors until the 2005 Annual Meeting. The Board of Directors has nominated Thomas L. Tippens, David C. Warren, John C. Belknap, Christopher J. Davis, John C. Foltz, Christopher A. Sinclair, Robert S. Spencer and Wesley W. Watkins to stand for election at the Annual Meeting. Detailed information on each nominee is provided on pages 7 to 10 below. Each of the nominees for director is a current member of the Board of Directors. The Board is currently authorized to have ten directors.

The Bylaws of the Company provide that the number of directors that shall constitute the whole Board shall be as fixed from time to time by the Board of Directors. By resolution of the Board of Directors, the number of directors comprising the Board of Directors has been set at eight, effective as of the date of the Annual Meeting.

The individuals named as proxies will vote the enclosed proxy for the election of Messrs. Tippens, Warren, Belknap, Davis, Foltz, Sinclair, Spencer and Watkins unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board of Directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Information Regarding the Board Of Directors and Committees

The Board of Directors consists of a majority of independent directors as such term is defined in the Nasdaq Stock Market Marketplace rules. The Board of Directors has determined that Messrs. Belknap, Foltz, Sinclair, Spencer and Watkins are independent. The full Board of Directors considers all major decisions concerning eMerge. However, the Board of Directors has established the following two standing committees in order that certain important areas can be addressed in more depth than may be possible in a full Board of Directors meeting:

Compensation Committee. The Compensation Committee evaluates and approves the compensation and benefits for our directors and executive officers, administers our equity compensation plans and makes recommendations to the Board of Directors regarding such matters. During 2003, the members of the Compensation Committee were Christopher J. Davis, John C. Belknap and Anthony P. Dolanski. Mr. Dolanski resigned from the Board of Directors and the Compensation Committee in January 2004. The members of the Compensation Committee are currently John C. Belknap, Christopher J. Davis and John C. Foltz, none of whom are employees of the Company. The Compensation Committee held five meetings during 2003.

Audit Committee. The Audit Committee reviews the professional services and independence of eMerge’s independent auditors, and eMerge’s accounts, procedures and internal controls. The Audit Committee recommends to the Board of Directors for appointment the firm selected to be independent public accountants for eMerge and monitors the performance of such accounting firm; reviews and approves the scope of the annual audit; reviews and evaluates with the independent public accountants eMerge’s annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on eMerge that may be brought to its attention by management, the independent accountants or the Board of Directors; and evaluates all public financial reporting documents of eMerge. The members of the Audit Committee are currently John C. Belknap, Robert E. Drury and John C. Foltz. The Audit Committee held eight meetings in 2003.

The Audit Committee acts under a written charter adopted by the Board of Directors. A copy of the charter may be found at eMerge’s website at www.emergeinteractive.com. Under the charter, members of the Audit Committee are required to be “independent” as defined in the Nasdaq Stock Market Marketplace rules. Currently, all three members of the Audit Committee are considered independent. The Board of Directors has reviewed the education, experience and other qualifications of each of the members of the Audit Committee. After review, the Board of Directors has determined that John C. Belknap meets the Securities and Exchange Commission’s definition of an “Audit Committee Financial Expert” and is independent under the applicable rules of the Securities and Exchange Commission.

Nomination of Directors. eMerge does not have a standing nominating committee or a committee performing similar functions. The Board of Directors believes that it is appropriate for eMerge not to have such a committee because in accordance with the Nasdaq Stock Market Marketplace rules, a majority of eMerge’s independent directors will recommend director nominees for the Board’s selection. Because eMerge does not maintain a standing nominating committee, it has no written charter.

The Board of Directors has no minimum qualifications that nominees must meet in order to be considered. In the fulfillment of their responsibilities to identify and recommend to the Board of Directors individuals qualified to become board members, the independent directors will take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which it operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the independent directors will first consider current board members because they meet the criteria listed above and possess an in depth knowledge of eMerge, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to eMerge. [All nominees to the board were approved by a majority of the company’s independent directors.]

The independent directors will consider stockholder recommendations for candidates to serve on the board of directors. In order to provide the independent directors time to evaluate candidates prior to submission to the stockholders for vote at the Annual Meeting, stockholders desiring to recommend a candidate must submit a recommendation to the Secretary of the Company at the Company’s corporate office by February 26, 2005. The recommendation must contain the following: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by a majority of independent directors and (v) the consent of each nominee to serve as a director of the Company if so elected.

The Board of Directors met eleven times during 2003. Each director attended more than 86% of the total meetings of the Board of Directors and committees on which he served during 2003, with the following exceptions: Mr. Drury attended 74% of the total meetings of the Board of Directors and committees on which he served; Mr. Adams attended 75% of the total meetings of the Board of Directors and resigned from the board on April 16, 2003; Mr. White attended 60% of the total meetings of the Board of Directors and resigned from the board on May 22, 2003 and Dr. Poduska attended 50% of the total meetings of the Board of Directors and committees on which he served and resigned from the board on February 12, 2003. The Board of Directors does not have a formal policy with regards to director attendance at eMerge’s Annual Meeting. At the 2003 Annual Meeting, five directors were present.

Stockholder Communication with the Board of Directors

The Board of Directors has adopted a formal policy by which stockholders may communicate with members of the Board of Directors by mail addressed to an individual member of the board, to the full board, or to a particular committee of the board, at the following address: c/o Corporate Secretary, 10305 102nd Terrace, Sebastian, Florida 32958. This information is also available on the company’s website at www.emergeinteractive.com.

Code of Ethics and Business Conduct

eMerge has adopted a Code of Ethics and Business Conduct that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Ethics and Business Conduct may be found on our website at www.emergeinteractive.com. eMerge intends to post amendments to, or waivers from, its Code of Ethics that apply to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions on its website.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. During 2003, the Compensation Committee consisted of Christopher J. Davis, John C. Belknap and Anthony P. Dolanski. There are no reportable Compensation Committee interlocks or insider participation matters.

Compensation of Directors

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors. Mr. Tippens receives $125,000 annually, as compensation for his position as Chairman of the Board. Directors are also eligible to receive options to purchase common stock under our equity compensation plans.

Beginning in July 2003 and continuing through March 2004, independent directors, who are members of the Audit or Compensation Committee, were paid $5,000 annually for each committee membership. The Chairman of each of these committees, who is an independent director, was paid $2,500 annually. In addition, each independent director was paid $1,000 for each board and committee meeting attended in person or $250 for each meeting attended telephonically. Independent directors were also awarded an initial grant of 70,000 options to purchase common stock, an annual retainer of 20,000 options to purchase common stock and an additional 5,000 options to purchase common stock for participation on each of the audit and compensation committees. In addition, the independent Chairman for either the Audit Committee or the Compensation Committee received 5,000 options to purchase common stock. Additional grants may be awarded on a discretionary basis. Changes to the independent directors’ compensation package, which became effective March 5, 2004 are discussed below.

The following table details the options to purchase shares of common stock granted to individual directors by the Board of Directors under our 1999 Equity Compensation Plan:

Director	Grant Date	Number of Shares Underlying Options Granted (#)	Exercise Price ($/Sh)
John C. Belknap	February 12, 2003 August 1, 2003	75,000 10,000	0.41 0.69

Robert E. Drury	January 27, 2003 August 1, 2003	35,000 25,000	0.39 0.69

John C. Foltz	January 27, 2003 August 1, 2003	25,000 25,000	0.39 0.69

Christopher A. Sinclair	April 2, 2004	50,000	1.85

Robert S. Spencer	April 12, 2004	50,000	2.18

Thomas L. Tippens	January 27, 2003 February 10, 2004	50,000 50,000	0.39 3.12

Wesley W. Watkins	April 5, 2004	50,000	2.03

David C. Warren	January 27, 2003 December 10, 2003 March 11, 2004	200,000 13,000 150,000	0.39 0.90 1.89

Each of these options vested 25% on the day of grant with the remaining options vesting in three annual installments of 25% each and has a term of 10 years.

In order to attract and retain the services of qualified independent members of the Board of Directors, the Compensation Committee recommended certain changes, as described below, to the compensation package for the independent directors, and the Board of Directors approved these changes in March 2004. The new guidelines for compensation of independent directors includes the following: i) an initial sign-on grant of 50,000 options to purchase common stock; ii) an annual cash retainer of $25,000, iii) Audit Committee members, including the Chairman, will receive an additional $5,000 cash retainer and iv) an annual grant of options to purchase common stock equal to $35,000 in market value determined by dividing $35,000 by the quotient of (A) the average market price on date of annual grant divided by three, ($35,000 ÷ (A ÷ 3) = # of options). Individual Board or Committee meetings, whether attended in person or telephonically, are not compensated.

Vote Required and Board of Directors Recommendation

The eight nominees for election as directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the eight nominees for director who receive the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Your Board of Directors unanimously recommends a vote “FOR” each of the nominees for re-election as a director.

PERFORMANCE GRAPH

COMPARISON OF 47 MONTH CUMULATIVE TOTAL RETURN*

AMONG EMERGE INTERACTIVE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,

THE RUSSELL 2000 TECHNOLOGY INDEX AND THE RDG INTERNET INDEX

*$100	invested on 2/4/00 in stock or 1/31/00 in index-including reinvestment of dividends.
Fiscal	year ending December 31.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common stock as of April 13, 2004 by (i) each person or entity who is known by us to beneficially own more than 5% of our outstanding common stock; (ii) each of our directors; (iii) each of the executive officers named in the Summary Compensation Table set forth below; and (iv) all of eMerge’s directors and executive officers as a group (all as of April 13, 2004):

Name	Outstanding Shares Beneficially Owned	Options Exercisable Within 60 Days	Shares Beneficially Owned Assuming Exercise of Options	Percent of Shares
Safeguard Scientifics, Inc. 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087(1)	7,524,577	254,776	7,779,353	17.5%
Thomas L. Tippens	101,900	252,500	354,400	*
David C. Warren	200,000	615,750	815,750	1.8%
John C. Belknap	0	40,000	40,000	*
Christopher J. Davis	1,000	0	1,000	*
Robert E. Drury(2)	0	87,500	87,500	*
John C. Foltz	0	72,500	72,500	*
John A. Loftus(2)	0	0	0	*
Christopher A. Sinclair	0	12,500	12,500	*
Robert S. Spencer	0	12,500	12,500	*
Wesley W. Watkins	0	12,500	12,500	*
Juris Pagrabs	0	366,750	366,750	*
Mark S. Fox	40,000	185,000	225,000	*
Richard D. Stroman	6,020	107,450	113,470	*
Executive officers and directors as a group (13 persons)	348,920	1,764,950	2,113,870	4.6%

The	symbol * means that the percentage is less than 1%.
(1)	Includes the 4,153,921 shares beneficially owned by Safeguard Scientifics (Delaware), Inc. (“SSD”) and the 3,625,432 shares beneficially owned by Safeguard Delaware, Inc. (“SDI”). SSD and SDI are wholly owned subsidiaries of Safeguard Scientifics, Inc. (“Safeguard”). Included in the 3,625,432 shares beneficially owned by SDI and 254,776 shares that may be acquired upon exercise of currently exercisable warrants.
(2)	Not standing for re-election.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires eMerge’s directors, executive officers and persons holding more than ten percent of eMerge’s common stock to file reports of ownership and changes in ownership of the common stock with the SEC. The directors, officers and ten percent stockholders are required by the SEC regulations to furnish eMerge with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and eMerge must identify in this proxy statement those persons who did not file these reports when due.

Based solely on its review of copies of the reports received by eMerge and written representations from certain reporting persons, eMerge believes that all Section 16(a) reports were filed on a timely basis in fiscal 2003, except a Form 4 filed late by Mark S. Fox regarding stock options issued during 2003.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information as of April 13, 2004, concerning eMerge’s directors and executive officers.

Name	Present Position(s) with eMerge	Age	Year First Became a Director
Thomas L. Tippens	Chairman of the Board and Director	51	2001
David C. Warren	President, Chief Executive Officer and Director	54	2001
Juris Pagrabs	Executive Vice President, Chief Financial Officer and Secretary	48	—
Mark S. Fox	Executive Vice President, Information Technology	47	—
Richard D. Stroman	Executive Vice President, VerifEYE, Technology and Operations	46	—
John C. Belknap	Director	57	2003
Christopher J. Davis	Director	51	2000
Robert E. Drury(1)	Director	57	2001
John C. Foltz	Director	71	2001
John A. Loftus(1)	Director	42	2003
Christopher A. Sinclair	Director	53	2004
Robert S. Spencer	Director	57	2004
Wesley W. Watkins	Director	65	2004

(1)	Not standing for re-election

Thomas L. Tippens. Mr. Tippens was elected Chairman of the Board in May 2001 and served as interim Chief Executive Officer of eMerge Interactive, Inc. from June 2001 to September 2001 when Mr. Warren joined the Company. He has been a member of the Board since January 2001. Mr. Tippens is President and owner of West Oak Commodities, Inc., a retail brokerage firm specializing in the trading of futures and options, which he began in 1989. Mr. Tippens is also the co-owner/operator of a large diversified stocker cattle/cow-calf operation located in Oklahoma. Mr. Tippens is a former owner and CEO of Professional Cattle Consultants, LLC, the nation’s largest private database for commercial feedlot information. He is a past director of the National Introducing Broker Association and has served several terms on the Livestock Brokers Advisory Committee of the Chicago Mercantile Exchange. Mr. Tippens is a regular contributor to Bridge News, Reuters and Bloomberg as a Livestock Marketing Specialist.

David C. Warren. Mr. Warren has been Chief Executive Officer since September 2001 and was appointed President and Chief Executive Officer in July 2002. From 1990 until September 2001, Mr. Warren was President of Allflex USA, Inc. where he had overall responsibility for the formation and expansion of Allflex in the U.S., Canada and Mexico. Additionally, while at Allflex USA, his responsibilities included the development, adoption and growth of electronic ID systems for the cattle, swine and dairy industries in the United States. His efforts provided an infrastructure for the early Beef Alliances to adopt individual animal management practices. Before joining Allflex, he was associated with Fermenta Animal Health from 1987 to 1990. From 1974 to 1987, he held various sales and product management positions at SDS Biotech, Diamond Shamrock and Shell Animal Health.

Juris Pagrabs. Mr. Pagrabs was appointed Executive Vice President and Chief Financial Officer in June 2002 and had previously been named Executive Vice President of Corporate Administration in December 2001. Mr. Pagrabs joined eMerge Interactive in October 2000 as its Vice President of Investor Relations. From 1997 to 2000, Mr. Pagrabs served as Corporate Vice President at Venator Group, the global specialty retailer. From 1994 to 1997, he served as a Vice President at OfficeMax, Inc. He also held a similar position at Cedar Fair, L.P. from 1987 to 1994 and began his career in 1982 at Arthur Andersen & Co.

Mark S. Fox. Mr. Fox was appointed eMerge’s Executive Vice President, Information Technology in October 2001. Mr. Fox brings nearly 20 years’ experience in software design, development and management to his position, in which he is responsible for information technology, applications development and database architecture. He joined eMerge in March 2000, to manage the development of the Company’s cattle-marketing network and website, the CattleLog individual-animal data-collection and reporting system, and web-based statistical reporting. From 1995 to March 2000, he served as a consultant for Professional Software Consultants/Intentia Americas. From 1992 to 1995, he was a team leader, chief architect and programmer for Cerner Corporation, and earlier served Grupo Esqui-Vol as MIS manager.

Richard D. Stroman. Mr. Stroman was appointed eMerge’s Executive Vice President, VerifEYE Technology and Operations in August 2002. He joined eMerge in January 2000, with over 20 years of experience in the creation, development and commercialization of new product lines. Prior to joining eMerge, he served as Vice President, General Manager of Key/AgriVision and as Director of Development Engineering at Key Technology, Inc., a company that designs and manufactures optical inspection and material handling systems for the food processing and pharmaceutical industries. He served at Key Technology from 1994 through January 2000. From 1987 until 1994 he was President of AgriVision Engineering, Inc.

John C. Belknap. From 2000 through the present, Mr. Belknap has engaged in certain entrepreneurial activities and has served as an independent consultant and financial advisor to businesses. From 1997 to 1999, Mr. Belknap was Executive Vice President, Chief Financial Officer of Richfood Holdings, Inc., a $4 billion Fortune 500 integrated food wholesaler and retailer. From 1995 to 1997, he was Chief Financial Officer for OfficeMax, Inc. a Fortune 500 retailer. From 1974 to 1995 he was Chief Financial Officer for several other major retailers. He started his career at Ernst & Young in New York. Mr. Belknap also serves as a member of the board of directors of Vitality Foodservice, Inc. He is a Certified Public Accountant.

Christopher J. Davis. Mr. Davis holds the position of Managing Director and Chief Financial Officer at Safeguard Scientifics, Inc., an affiliate of eMerge. He has been with Safeguard Scientifics, Inc. since March 2000. From September 1995 until March 2000, Mr. Davis was an independent consultant and private investor in several early stage technology-oriented companies. Prior to September 1995, he served as President and Chief Executive Officer of LFC Financial Corporation, a privately held merchant banking company engaged in complex financing transactions. Mr. Davis also serves as a member of the board of directors of several affiliates of Safeguard Scientifics, Inc. Mr. Davis is a director designee of Safeguard Scientifics, Inc.

Robert E. Drury. Mr. Drury is currently Chief Financial Officer of GCA Services Group, Inc., a provider of facilities’ management services. Mr. Drury was instrumental in the formation of Sodexho Marriott Services, North America’s largest food service provider, as Senior Vice President and Chief Financial Officer for Sodexho US and Corporate Treasurer of Sodexho Marriott Services from 1995 to 1999. From 1984 to 1995, Mr. Drury was Senior Vice President and Chief Financial Officer for the Leisure/International sector of Aramark Corporation, a $6 billion contract management business. From 1980 to 1984, he was Division Financial Officer for FMC Corporation. Prior to that he was with Wilson Sporting Goods, a division of PepsiCo Inc. Mr. Drury also serves as a member of the board of directors of Imagemax, Inc.

John C. Foltz. Mr. Foltz has twenty years of government service, including Administrator of Federal Grain Inspection Service (appointed by President Bush I), Assistant Administrator of the Foreign Agricultural Service and Deputy Under Secretary of Agriculture. His last appointment was to the Commodity Futures Trading Commission. In addition, Mr. Foltz had a twenty-year career in agri-association management, last as Executive Director of the Ohio Grain & Feed Association. He has served on numerous boards and councils, including the American Feed Industry Association Board of Directors, National Agricultural Extension & Research Users’ Advisory Board, USDA, and chaired the Support Council, for the Ohio Agricultural Research and Development Center. He continues to be active in agri-affairs as a Farm Bureau Trustee and member of the Ohio Beef Committee.

John A. Loftus. Mr. Loftus joined Safeguard Scientifics, Inc., an affiliate of eMerge, in 2002, where he holds the position of Chief Technology Officer. Mr. Loftus brings 20 years of experience in technology leadership, business development and executive management to the eMerge Interactive Board. From 1997 to 2002, he was involved in several start-up technology companies and co-founded Gestalt LLC, a high-end software interoperability architecture company. From 1992 to 1997, Mr. Loftus was Senior Director of Enterprise Systems for PECO Energy where he managed all enterprise-wide IS and re-engineering initiatives. Prior to this he spent ten years at General Electric as Program Manager/Chief Engineer, where he managed multi-million line software development programs, including large government contracts. Mr. Loftus serves on the Computing Advisory Board of LaSalle University and the Boards of Alliance Consulting and Gestalt LLC. Mr. Loftus is a director designee of Safeguard Scientifics, Inc.

Christopher A. Sinclair. Mr. Sinclair was appointed to the board in April 2004. He currently serves as Managing Director of Manticore Partners LLC, a venture capital and advisory firm in Greenwich, Connecticut. He is also Chairman of Scandent Group Holdings, a global IT Services firm. From 1998 to 2000, he served as Chairman and Chief Executive Officer of Caribiner International Inc., a global business communications company and from 1996 to 1998 he was President and Chief Executive Officer of Quality Food Centers, a large supermarket chain. From 1984 to 1996, Mr. Sinclair served in various executive roles at Pepsico, Inc., most recently as Chairman and Chief Executive Officer of the Pepsi-Cola Company. Mr. Sinclair was also President and Chief Executive Officer of PepsiCo Foods and Beverages International and President and Chief Executive Officer of Pepsi-Cola International.

Robert S. Spencer. Mr. Spencer was appointed to the board in April 2004. Mr. Spencer has over 30 years of experience, with leading consumer products and professional service companies. He has been the Chief Financial Officer of Baker & McKenzie, the global law firm, since 1999, and held similar positions there from 1993 to 1997. From 1997 to 1999, he was Chief Financial Officer of International Survey Research LLC, human resources consultants. From 1992 to 1993, he was Executive Vice President, Finance and Operations and Chief Financial Officer of Authentic Fitness Corp., a producer and marketer of athletic apparel. From 1981 to 1992, he was at PepsiCo Inc., responsible for international expansion of its snack food business (Frito-Lay) and held the positions of Division Controller, Director of Business Development, and Executive Vice President, Operations and Finance in Italy. From 1970-1981, he was with Arthur Young & Company (now Ernst & Young). He is a Certified Public Accountant.

Wesley W. Watkins. Congressman Watkins was appointed to the board in April 2004. Mr. Watkins has over 40 years of experience in public service and Oklahoma economic expansion. From 1967 to 1969, he headed one of the first economic development districts in the country. In 1970, he developed land in central Oklahoma and in 1974, he was elected to the Oklahoma State Senate. In 1977, he was elected to the U.S. House of Representatives for the Third District of Oklahoma, a region known for its agricultural products including beef, poultry and pork. It is also home of Tyson Foods. While in Congress, Mr. Watkins was the only Congressman in American history to have served on all three major Congressional economic committees: Appropriations, Budget and Ways and Means. He left Congress in 1991 for a run at governor of Oklahoma and later became president of World Export Services, an investment company specializing in oil, real estate, and telecommunications. Mr. Watkins was elected to Congress again in 1996 and served until 2002. He was a founding member of the Congressional Trade Caucus and led the effort in Congress to open European Union markets to U.S. beef.

EXECUTIVE COMPENSATION

Under rules established by the SEC, eMerge is required to provide certain information concerning total compensation earned or paid to: (i) the current Chief Executive Officer and anyone who served in this capacity during fiscal 2003; (ii) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during fiscal 2003; and (iii) up to two additional officers whose annual salaries and bonuses exceeded $100,000 during fiscal 2003, but who were not executive officers at the end of fiscal year 2003 (the “Named Executive Officers”).

Summary Compe nsation Table

The following table sets forth certain compensation information for the Named Executive Officers:

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options/ SARs (#)	All Other Compensation ($)
David C. Warren President and Chief Executive Officer	2003 2002 2001	212,014 212,014 64,420	20,739 — —	— — —		213,000 300,000 500,000	104,774 3,352	(3) (3)
Juris Pagrabs Executive Vice President, Chief Financial Officer and Secretary	2003 2002 2001	185,016 168,659 150,010	13,574 — —	6,000 3,250 —	(1) (1)	100,000 100,000 255,000	— 56,576 64,610	(3) (3)
Mark S. Fox Executive Vice President, Information Technology	2003 2002 2001	150,010 130,166 97,096	8,930 — —	— — —		175,239 100,000 60,000	— — 727	(2)
Richard D. Stroman Executive Vice President, VerifEYE Technology and Operations	2003 2002 2001	150,010 136,926 130,000	— — —	— — —		104,800 150,000 20,000	— 1,050	(2)
Kenneth Jordan (4) Executive Vice President, Supply Chain Management	2003 2002 2001	150,010 150,010 138,312	15,783 — —	6,000 6,000 6,000	(1) (1) (1)	66,000 100,000 150,000	— — 1,050	(2)

(1)	Consists of car allowance.
(2)	Includes employer 401(k) matching contributions of $1,050 for Mr. Jordan, $727 for Mr. Fox and $1,050 for Mr. Stroman in 2001.
(3)	Includes relocation expense reimbursements of $104,774 for Mr. Warren and $56,576 for Mr. Pagrabs in 2002 and $3,352 for Mr. Warren, and $64,610 for Mr. Pagrabs in 2001.
(4)	Mr. Jordan resigned effective December 31, 2003.

Option Grants During Last Fiscal Year

The following table provides information regarding options granted in 2003 to the executive officers named in the Summary Compensation Table. The values listed represent the hypothetical gains that could be achieved from the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the grant price.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name	Number of Shares Underlying Options/SARs Granted (#)		Percentage of Total Options/ SARs Granted		Exercise Price ($/Sh)	Expiration Date	5%	10%
David C. Warren	200,000 13,000	(1) (1)	14.9 1.0	% %	0.39 0.90	1/27/2013 12/10/2013	49,054 7,358	124,312 18,647
Juris Pagrabs	100,000	(1)	7.5%		0.39	1/27/2013	24,527	62,156
Kenneth G. Jordan	60,000 6,000	(1) (1)	4.5 0.5	% %	0.39 0.84	1/27/2013 11/14/2013	14,716 3,151	37,294 7,985
Mark S. Fox	100,000 75,239	(1) (2)	7.5 5.6	% %	0.39 1.38	1/27/2013 12/31/2013	24,527 65,298	62,156 165,478
Richard D. Stroman	100,000 4,800	(1) (1)	7.5 0.4	% %	0.39 0.84	1/27/2013 11/14/2013	24,527 2,521	62,156 6,388

(1)	Options vest 25% on the day of grant with the remaining options vesting in three annual installments of 25% each.
(2)	Options vest in two annual installments of 50% each starting with the first anniversary of the grant date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information relating to options exercised by the Named Executive Officers during the year ended December 31, 2003 and the number of options at year end which are currently exercisable.

			Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-the-Money Options At Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
David C. Warren	—	—	453,250	559,750	171,060	273,180
Juris Pagrabs	—	—	371,750	226,250	126,254	135,906
Kenneth G. Jordan	—	—	295,500	—	112,523	—
Mark S. Fox	—	—	116,250	233,989	67,225	116,725
Richard D. Stroman	—	—	158,700	171,100	68,467	119,274

Description of Employment Agreements, Severance Arrangements and Change of Control Arrangements

David C. Warren holds the position of President and Chief Executive Officer and receives an annual salary of $212,000 per year, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 60% of his base salary each year to be paid on achievement of annual targets established by the Board of

Directors. Mr. Warren will receive continued salary, prorated earned bonus (if any) and benefits for a period of 12 months if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Warren’s stock options will be accelerated by 12 months and the vested options will remain exercisable for a period of 12 months following date of termination without cause. If Mr. Warren is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of 12 months following date of termination.

Juris Pagrabs holds the position of Executive Vice President, Chief Financial Officer and Secretary and receives an annual salary of $185,000 per year, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Mr. Pagrabs will receive continued salary, prorated earned bonus (if any) and benefits for a period of six months if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Pagrabs’ stock options will be accelerated by 12 months and the vested options will remain exercisable for a period of 24 months following date of termination without cause. If Mr. Pagrabs is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of 12 months following date of termination.

Mark S. Fox holds the position of Executive Vice President, Information Technology and receives an annual salary of $150,000 per year, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Mr. Fox will receive continued salary, prorated earned bonus (if any) and benefits for a period of six months if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Fox’s stock options will be accelerated by six months and the vested options will remain exercisable for a period of six months following date of termination without cause. If Mr. Fox is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of 12 months following date of termination.

Richard D. Stroman holds the position of Executive Vice President, VerifEYE Technology and Operations and receives an annual salary of $150,000 per year, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Mr. Stroman will receive continued salary, prorated earned bonus (if any) and benefits for a period of six months if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Stroman’s stock options will be accelerated by six months and the vested options will remain exercisable for a period of six months following date of termination without cause. If Mr. Stroman is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of 12 months following date of termination.

Until December 31, 2003, Kenneth G. Jordan held the position of Executive Vice President, Supply Chain Management and received an annual salary of $150,000 per year, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Pursuant to a separation agreement, the vesting schedule of all Mr. Jordan’s stock options was accelerated by 12 months and Mr. Jordan retained the rights to purchase all vested option shares in accordance with the terms of his stock option agreements and the terms of the Amended and Restated 1999 Equity Compensation Plan, except that the last date to exercise all vested options shares shall be December 31, 2004, which is one year after his termination date. As of the date of this Proxy Statement, Mr. Jordan has not chosen to exercise any of these options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATIO N

The Compensation Committee of the Board of Directors is composed of at least two directors who are independent of the Company (see the section entitled “Information Regarding the Board of Directors and Committees” in this Proxy Statement). The committee is responsible for setting and administering the policies that govern both the annual compensation and benefits programs for our executive officers as well as our equity compensation plans.

We use cash and stock-based compensation for three purposes: (1) to focus executives on short- and long-term business strategy; (2) to reward individual and corporate performance; and (3) to align our executives’ interests with those of stockholders. Ultimately, the goal is to maximize the success of the Company. As detailed in the Summary Compensation Table contained in this Proxy Statement, a portion of our executives’ compensation is variable and linked to performance.

Cash Compensation

Our goal for cash compensation is to pay competitive base salaries, coupled with a possible incentive bonus based on the achievement of annual objectives, and to award stock options to motivate the building of stockholder wealth and align the interests of our employees with those of our stockholders.

Base Salary

Base salary initially is established for new executives on the basis of subjective factors, including experience, individual achievements and the level of responsibility to be assumed. Base salary increases, if any, for executive officers are determined annually by the committee based on subjective factors, including the individual performance of the executive officer, maintaining an appropriate scale among the executive officers based on relative positions and responsibilities, and the competitiveness of the labor market. The budgeted salary increase for all employees is also considered in determining base salary increases for executive officers.

2003 Base Salary for Mr. Warren and the Other Named Executive Officers

Mr. Warren’s base salary was established at $212,000 when he was appointed Chief Executive Officer in September 2001 based on his individual achievements, prior positions and responsibilities and the competitiveness of the labor market. Mr. Warren continued to receive this amount in 2003. Base pay and salary increases for 2003 for the other Named Executive Officers, if any, were determined by considering the subjective factors discussed previously.

Management Incentive Plan

Semi-annual cash incentive awards are granted by the committee to executive officers based on corporate and individual performance. Awards to key executives are based on subjective factors, including the comparative impact of the individual’s position to the overall corporate results as measured by the position level, base salary of the individual, and the degree to which such individual is able to affect the group or overall corporate results.

2003 Incentive Bonuses for the Named Executive Officers

The committee granted incentive bonuses to certain of its executives in 2003. The amounts of the incentive bonuses granted were based on each person’s responsibilities and the impact of the individual’s position on overall corporate results.

Stock-Based Compensation

The committee uses the equity compensation plan to attract and retain able employees by awarding stock options. The committee and management believe that broad and deep employee stock ownership effectively motivates the building of stockholder wealth and aligns the interests of employees with those of the stockholders. Awards are made to employees, advisors and consultants, and non-employee directors who are responsible for the growth and sound development of the Company’s business. Stock options are granted by the committee to the executive officers and other employees based on a total compensation model that looks at the individual’s unvested equity value at a future date, as well as subjective factors, including their individual performance and their potential impact on corporate results.

2003 Stock Option Grants

The committee granted stock options to certain of its executives during 2003. The relative number of options granted was based on each person’s responsibilities.

Summary

The committee is satisfied that the compensation and incentive plans provided to the Chief Executive Officer and the other executive officers of the Company are structured and operated so as to support the Company’s business strategy and to create strong linkage and alignment with the long-term best interests of the Company and its stockholders. The committee will periodically reevaluate these programs to ensure they continue to do so.

Submitted by the Compensation Committee of the

    Board of Directors:

Christopher J. Davis, Chairman

John C. Belknap

John C. Foltz

AUDIT COMMITTEE REPORT

In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

Management is responsible for our internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to our financial reporting, and reviews the results and scope of the audit and other services provided by our independent auditors.

In this context, the Audit Committee has met and held discussions with management and our independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent auditors. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors’ their independence and the compatibility of non-audit services with such independence.

Based upon the Audit Committee’s discussion with management and our independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the

    Board of Directors:

John C. Belknap, Chairman

Robert E. Drury

John C. Foltz

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any of our previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by us in any such filing.

C ERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease Agreement with XL Realty Corp.

On April 1, 2003, we renewed the lease for our corporate headquarters at 10305 102nd Terrace, Sebastian, Florida, 32958, with XL Realty Corp., a wholly owned subsidiary of Safeguard Scientifics, Inc., which owns approximately 17.5% of our outstanding common stock. Our rent expense was approximately $240,000 in 2003. We believe the rent that we pay pursuant to this lease is consistent with the market for similar space in our area. The lease with XL Realty Corp. will terminate on March 31, 2006.

Lease Agreement with Thomas L. Tippens

We lease office facilities in Weatherford, Oklahoma from Mr. Tippens, our Chairman of the Board of Directors, for $18,000 per year. We believe the rent that we pay for these facilities is consistent with the market for similar space in Weatherford, Oklahoma.

INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

Since 1996, we have retained KPMG LLP as our independent public accountants and intend to retain KPMG LLP for the current year ending December 31, 2004.

Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity at the meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees incurred during 2003 and 2002 for services provided by KPMG LLP are as follows:

	2003	2002
• Audit fees(1)	$155,000	$217,000
• Audit related fees	0	0
• Tax fees:
Tax compliance services	24,800	71,800
Tax planning services	20,300	39,300
• All other fees	0	0

Total	$200,100	$328,100

(1)	Year end audit fees plus quarterly reviews

The Audit Committee believes that the amounts billed for all non-audit fees are compatible with maintaining the independence of our principal auditors.

Audit Committee Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent auditors. The presentation must be in sufficient detail to clearly define the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management or to an individual member of the Audit Committee.

STOCKHOLDER PROPOSAL S

If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2005, you must submit the proposal, in writing, so that our Corporate Secretary receives it no later than December 13, 2004. The proposal must meet the requirements established by the Securities and Exchange Commission. If you wish to present a proposal at the annual meeting in 2005 that has not been included in the proxy statement, the management proxies will be allowed to use their discretionary voting authority unless notice of your proposal has been received by our Corporate Secretary no later than February 26, 2005. Your proposal should be sent to: eMerge Interactive, Inc., Attention: Corporate Secretary, 10305 102nd Terrace, Sebastian, Florida 32958.

OTHER MATTERS

As of the date of this proxy statement, eMerge knows of no other business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to eMerge will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the proxy holder.

ANNUAL REPORT

A copy of eMerge’s Annual Report accompanies this proxy statement. Additional copies may be obtained by writing to Juris Pagrabs, Chief Financial Officer at eMerge Interactive, Inc., 10305 102nd Terrace, Sebastian, Florida 32958.

By Order of the Board of Directors,

JURIS PAGRABS

Executive Vice President, Chief Financial Officer

and Secretary

Sebastian, Florida

April 26, 2004

10305 102nd Terrace

Sebastian, Florida 32958

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

David C. Warren and Juris Pagrabs (together or individually referred to as the “Proxies”), or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned as specified in this proxy card at the Annual Meeting of Stockholders of eMerge Interactive, Inc., or at any adjournment or postponement of the meeting, upon such other business as may properly come before the meeting, or at any adjournment or postponement of the meeting. The Annual Meeting of Stockholders of eMerge Interactive, Inc. will be held on Thursday, May 20, 2004, at 10:00 a.m., Eastern Daylight Savings Time, at Disney’s Conference Facilities, 9250 Island Grove Terrace, Vero Beach, Fl.

ELECTION OF DIRECTORS

Nominees: Thomas L. Tippens, John C. Belknap, Christopher J. Davis, John C. Foltz, Christopher A. Sinclair, Robert S. Spencer, David C. Warren and Wesley W. Watkins.

FOR all nominees listed above:

WITHHOLD vote for all nominees listed above:

If withheld for only part of the slate, please list the nominee(s) that you are NOT in favor of:

I plan to attend the meeting:

You are encouraged to specify your choices by marking the appropriate box. This Proxy, when properly executed, is voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for all of the nominees. The Proxies cannot vote your shares unless you sign and return the card. The Proxies are hereby authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Please sign name exactly as it appears on stock certificate. When shares held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Printed Name		Signature

, 2004

Date		Title